AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

DOUBLE EAGLE PETROLEUM CO.

The Second Amended and Restated Bylaws of Double Eagle Petroleum Co. (the “Bylaws”) are hereby amended by deleting the first sentence of ARTICLE II, SECTION 11 in its entirety, and inserting the following language in lieu thereof:

“Section 11. Informal Action By Stockholders. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, provided that a consent in writing, setting forth the action so taken, shall be signed by each holder of outstanding stock entitled to vote on the matter, except as otherwise provided in the Articles of Incorporation or Articles Supplementary thereto.”

All of the other provisions of Article II, Section 11 and the Bylaws shall remain in full force and effect.

Dated: September 24, 2012.